Exhibit 99.1

Investor Contact	Media Contact
Geoffrey Helliwell	Thomas Anderson
Treasurer	Vice President
(978) 715-1041	Corporate Communications
(800) 225-3384	(978) 715-1043
Geoffrey_Helliwell@Millipore.com	(800) 225-3384
Thomas_Anderson@Millipore.com

Millipore Reports Fourth Quarter and Full Year 2004 Results

Billerica, Massachusetts, January 27, 2005 – Millipore Corporation (NYSE/MIL) announced today that its fourth quarter sales were $225 million, up 4 percent from the same period of 2003. In constant currency, quarterly revenue growth was 1 percent for the quarter.

Fourth quarter earnings totaled $0.49 per share, compared to $0.66 per share in the same quarter of last year. Earnings in each of the fourth quarters included unusual items. In 2004, the fourth quarter results included the impact of the CEO transition costs ($0.02 per share) and the write-off of assets related to terminated R&D projects ($0.05 per share). Also included in the fourth quarter was a lower than expected income tax rate that increased earnings $0.07 per share. There is an open question as to whether some or all of this tax benefit should have been recorded in an earlier period. The Company expects to resolve this question in the near future. The fourth quarter earnings in 2003 included charges related to severance costs and fixed asset write-offs (reducing earnings by $0.11 per share) and the reversal of tax valuation allowances (increasing earnings by $0.24 per share).

Millipore’s fourth quarter revenue growth by market area was as follows ($’s in millions):

Revenues by Market Area	Q4 2004	Q4 2003	% Growth
Biotechnology	$71	$69	3%
Life science	28	29	(2%)
Other bioscience	103	102	—

Total constant currency net sales	202	200	1%
Foreign exchange	23	16

Total U.S. dollar net sales	$225	$216	4%

Millipore’s fourth quarter revenue growth by geography was as follows ($’s in millions):

Revenues by Geographic Area	Q4 2004	Q4 2003	% Growth U.S. Dollars	% Growth Constant Currency
Americas	$91	$89	3%	2%
Europe	92	86	7%	(1%)
Asia/Pacific	42	41	3%	—

Total	$225	$216	4%	1%

For the full year 2004, revenues were $883 million, up 10 percent from 2003. In constant currency, full year growth was 6 percent.

For the full year, earnings were $2.10 per share for 2004 compared with $2.06 per share last year. Earnings for 2004 included the impact of the CEO transition costs ($0.06 per share) and the write-off of assets related to terminated R&D projects ($0.05 per share). Also included was a lower than expected income tax rate that increased earnings $0.07 per share. There is an open question as to whether some or all of this tax benefit should have been recorded in an earlier period. The Company expects to resolve this question in the near future. Earnings for 2003 included charges related to severance costs and fixed asset write-offs (reducing earnings by $0.11 per share), the reversal of tax valuation allowances (increasing earnings by $0.24 per share) and other unusual credits (increasing earnings by $0.03).

Cash flow from operations was $167 million in 2004 compared to $132 million in 2003.

Millipore’s full year revenue growth by market area was as follows ($’s in millions):

Revenues by Market Area	2004	2003	% Growth
Biotechnology	$286	$262	9%
Life science	115	108	6%
Other bioscience	408	395	3%

Total constant currency net sales	809	765	6%
Foreign exchange	74	35

Total U.S. dollar net sales	$883	$800	10%

Millipore’s full year revenue growth by geography was as follows ($’s in millions):

Revenues by Geographic Area	2004	2003	% Growth U.S. Dollars	% Growth Constant Currency
Americas	$367	$336	9%	9%
Europe	354	319	11%	2%
Asia/Pacific	162	145	12%	5%

Total	$883	$800	10%	6%

Use of Non-GAAP Financial Measures

In addition to analyzing U.S. GAAP financial results, management also analyzes “non-GAAP” and “pro forma” financial measures as we believe these measures may allow for a better understanding of the underlying business trends. “Constant currency” is a non-GAAP measure whereby foreign currency balances are translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2004, thus excluding the impact of fluctuations in the actual foreign currency rates. Pro forma basis financial results reflect U.S. GAAP results, translated at actual rates of exchange and adjusted for unusual or non-operating items.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, January 27, 2005 at 5:30 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast will be available online the day after the event.

About Millipore

Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$225,402	$215,750	$883,263	$799,622
Cost of sales	110,573	106,751	412,129	369,174

Gross profit	114,829	108,999	471,134	430,448
Selling, general and administrative expenses	72,017	64,950	270,796	246,819
Research and development expenses	15,302	16,477	62,485	58,385
Restructuring and other	—	—	—	(1,400)

Operating income	27,510	27,572	137,853	126,644
Interest income	848	830	2,073	2,035
Interest expense	(2,031)	(4,188)	(9,447)	(16,505)

Income before income taxes	26,327	24,214	130,479	112,174
Provision (benefit) for income taxes	1,489	(8,413)	24,923	11,378

Net income	$24,838	$32,627	$105,556	$100,796

Diluted net income per share	$0.49	$0.66	$2.10	$2.06

Diluted weighted average shares outstanding	50,373	49,416	50,240	49,046

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$152,144	$147,027
Accounts receivable, net	181,911	174,979
Inventories	143,714	137,757
Deferred income taxes	31,718	51,092
Other current assets	8,839	5,507

Total current assets	518,326	516,362
Property, plant and equipment, net	351,004	316,890
Deferred income taxes	94,451	77,226
Intangible assets, net	19,584	25,348
Goodwill	9,433	9,433
Other assets	7,745	6,014

Total assets	$1,000,543	$951,273

Liabilities and shareholders’ equity

Current portion of long-term debt	$—	$75,000
Accounts payable	66,970	60,836
Accrued expenses	83,320	81,587

Total current liabilities	150,290	217,423
Long-term debt	147,000	216,000
Other liabilities	62,675	56,809
Shareholders’ equity	640,578	461,041

Total liabilities and shareholders’ equity	$1,000,543	$951,273

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041